Exhibit 10.3

CROSS PURCHASE AGREEMENT

THIS CROSS PURCHASE AGREEMENT, made and entered into effective as of the 24th day of October, 2003, by and among VIRTUAL RADIOLOGIC CONSULTANTS, INC., a Minnesota corporation (the “Corporation”), SEAN O. CASEY, an individual residing in the State of Minnesota (“Sean”), EDUARD MICHEL, an individual residing in the State of Minnesota (“Eduard”), DAVID HUNTER, an individual residing in the State of Missouri (“David”), and GARY WEISS, an individual residing in the State of Hawaii (“Gary”) (collectively, Sean, Eduard, David and Gary are sometimes referred to herein as the “Shareholders”);

RECITALS

WHEREAS, the Shareholders are the current owners and holders of all the issued and outstanding shares of capital stock of the Corporation;

WHEREAS, the Shareholders desire to prevent a forced sale of the Shareholders’ interest in the Corporation, as such a forced sale is likely to disrupt the harmonious and successful management and control of the Corporation, and it is in the best interest of the Shareholders to avoid such a contingency; and

WHEREAS, the Shareholders desire to provide a guaranteed market for the common stock of the Corporation at a fair value in certain events for the benefit of the Shareholders, their heirs, and estates; and

WHEREAS, each Shareholder hereto desires to place certain restrictions on the right of a Shareholder to transfer or otherwise dispose of the Corporation’s capital stock; and

WHEREAS, the Shareholders have decided to vote as a block and to cause other actions set forth in this Agreement to be taken;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and the mutual benefits to be gained by the performance hereof, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

The terms defined in this Article I (except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires) shall, for all purposes of this Agreement, have the following respective meanings.

1.1) Agreement. The term “Agreement” shall mean this Shareholder Agreement as amended from time to time and any successors thereto.

1.2) Book Value. The term “Book Value” shall mean the excess value of the Corporation’s assets over the Corporation’s liabilities based upon the financial statements of the Corporation prepared by the accountant regularly retained by the Corporation. The Book Value of the Corporation shall be determined by the independent accountant regularly retained or used by the Corporation. The Book Value so determined, together with a detailed schedule showing the manner in which the updated Book Value was determined, shall be furnished to the Shareholders within fifteen (15) days following the determination of the Book Value. The parties hereto agree that the Book Value determined accordance with the provisions of this Agreement shall be final and shall not be appealable or subject to further review, whether judicial or otherwise. “Goodwill” shall not be treated as an asset in computing Book Value.

1.3) Book Value Per Share. The term “Book Value Per Share” shall mean the quotient of (i) the Book Value of the Corporation determined as of last day of the month immediately preceding the event causing the Disposition of a Shareholders Shares; divided by (ii) the total number of Shares of the Corporation that are outstanding as of such date.

1.4) Confidential Information. The term “Confidential Information” shall mean information proprietary to the Corporation and not generally known (including trade secret information) about the Corporation’s customers, products, services, personnel, pricing, sales strategy, technology, methods, processes, research, development, finances, systems, techniques, accounting, purchasing and plans. All information disclosed to a Shareholder (whether as a director, shareholder, officer, employee or independent contractor) or to which he obtains access, whether originated by him or by others, during the period in which the Shareholder owns Shares (whether prior to execution of this Agreement or thereafter), shall be presumed to be Confidential Information if it is treated by the Corporation as being Confidential Information or if a Shareholder has a reasonable basis to believe it to be Confidential Information.

1.5) Disposition. The term “Disposition” shall mean, when used in connection with the Shares, the earlier occurrence of any voluntary or involuntary act, which could result, will result, or results in a third Person (excluding another Shareholder) acquiring all or a portion of the Shares of a Shareholder (or an interest therein) including, but not limited to, any one or more of the following events:

(a) The filing of a petition by or against a Shareholder in any proceeding under federal or any state bankruptcy, reorganization, or insolvency laws for all or any part of the Shareholder’s assets which includes all or part of the Shares and is not dismissed within sixty (60) days after commencement thereof, the making of an assignment for the benefit of creditors of a Shareholder, or the appointment of a receiver, custodian, or trustee for all or part of the assets of the Shareholder which includes all or part of the Shares;

(b) Commencement of an action to foreclose upon any or all of Shares of a Shareholder by a creditor of such Shareholder;

(c) Granting of a dissolution of a marriage of a Shareholder, whether voluntary or involuntary, which results in the transfer of Shares to the spouse of the Shareholder;

(d) The making of any other involuntary assignment, transfer, encumbrance, or lien upon the Shares of a Shareholder;

(e) A Shareholder’s failure to perform any of his obligations as provided in Article 5;

(f) The gift, bequest or donation (or any other transfer or assignment without value) of Shares (or an interest therein) to any third Person including, but not limited to, spouses, family members, foundations, or charities; or

(g) A transfer, sale, assignment, trade, or other disposition of Shares or all or part of any interest therein, in exchange for property, whether personal or real, tangible or intangible.

Notwithstanding the foregoing, “Disposition” shall not include a Sale of Shares as defined herein.

1.6) Fair Market Value. The term “Fair Market Value” shall mean the value of the business of the Corporation and shall be the price at which a willing seller would sell, and a willing buyer would purchase, the business of the Corporation. The Selling Shareholder and the Corporation shall agree as to the Fair Market Value of the business of the Corporation within thirty (30) days after the receipt of the written notice as provided in Article 4. If the Selling Shareholder and the Corporation do not agree on the Fair Market Value of the business of the Corporation within such thirty (30) day period, the Corporation shall then appoint an appraiser to determine the Fair Market Value of the business of the Corporation. All costs and fees of the appraiser, and all costs of any arbitration with respect to the selection of an appraiser, shall be paid by the Corporation. The determination of the Fair Market Value of the business of the Corporation shall take into consideration any and all factors deemed relevant by the appraiser chosen including, but not limited to, any discounts for minority ownership or for lack of marketability. The appraiser shall be required to deliver a written report setting forth all material information relied upon by the appraiser to determine the Fair Market Value of the business of the Corporation. The appraiser’s determination shall be final and binding upon all parties to this Agreement, but only for the purpose of determining the then current Fair Market Value for purposes of Article 4.

1.7) Operative Date. The term “Operative Date” shall have the following meanings:

(a) In the event of the death of the Shareholder, the “Operative Date” means the date of death of the Shareholder;

(b) In the event of the Disposition of Shares of a Shareholder, the “Operative Date” means the date of delivery to the Corporation of the written notice of the event of a Disposition of Shares as set forth in Section 3.2 hereof; and

(c) In the event of a proposed transfer as set forth in Article 4 hereof, the “Operative Date” means the date the Corporation and the Remaining Shareholders receive the written notice as provided in Section 4.1 hereof.

1.8) Person. The term “Person” shall mean any individual, entity, or other legal person, including, but not limited to, a joint venture, trust, partnership, corporation (nonprofit or for profit), or financial institution.

1.9) Remaining Shareholders. The term “Remaining Shareholders” shall mean those Shareholders who are not the Selling Shareholder.

1.10) Sale of Shares. The term “Sale” shall mean the sale, transfer, assignment, or disposition of any or all of a Shareholder’s right, title, or interest in his Shares in exchange for a receipt of cash, cash equivalents, or a promissory note payable in the future in installments of cash or its equivalent.

1.11) Selling Shareholder. The term “Selling Shareholder” shall mean the following:

(a) the personal representative, successor in interest, or authorized representative who is entitled to receive the proceeds of a sale in the event of the death of a Shareholder;

(b) the trustee in bankruptcy, spouse, or other third party holding an interest in the Shares in the event of a Disposition of Shares; or

(c) in all other events, the Shareholder required to offer his Shares as set forth herein.

1.12) Shares. The term “Shares” shall mean any issued and outstanding shares of capital stock of the Corporation, whether or not issued now or in the future, including, but not limited to, the Shares of capital stock of the Corporation owned by the Shareholder as of the Operative Date and their transferees, successors, or assigns. Section 2.1 sets forth the authorized and issued Shares of the Shareholders as of the date of this Agreement. “Shares” shall not include authorized but unissued capital stock of the Corporation and shall not include treasury shares of the Corporation.

ARTICLE 2.

OWNERSHIP AND RESTRICTIONS

2.1) Present Ownership of Shares. As of the date of this Agreement, a total of one million ninety-five thousand (1,095,000) Shares of the Corporation are issued and outstanding. The Shares of the Shareholders are set forth below:

Name	Number of Shares
Sean Casey	723,200
Eduard Michel	270,700
David Hunter	51,100
Gary Weiss	50,000

2.2) Restriction on Sale. Except as permitted in this Agreement, any Sale or Disposition of Shares by a Shareholder or the Corporation, directly or indirectly, shall be null and void without the approval of the Board of Directors. Notwithstanding the foregoing, the parties agree that no Person may own or hold an interest in any Shares, whether issued by the Corporation or transferred by a Shareholder (including Persons to whom Shares have been pledged), until they become a party to this Agreement by executing a consent in the form attached hereto as Schedule A, and agree that all Persons who become subsequent owners of or holders of any interest in Shares shall be subject to the provisions of this Agreement. The Shareholders agree that this Agreement does not unreasonably restrict the Sale or Disposition of Shares. Furthermore, the Shareholders agree that the terms of this Agreement provide a market for their Shares which, absent this Agreement, may not otherwise be available.

ARTICLE 3.

PURCHASE OF SHARES

3.1) Mandatory Purchase by Corporation. In the event of the death of a Shareholder, the Selling Shareholder shall be obligated to sell all (and not less than all) of the Shares of the Selling Shareholder to the Corporation, and the Corporation shall be obligated to purchase such Shares pursuant to the terms and conditions of this Agreement. The Selling Shareholder shall promptly notify the Corporation of its obligation to purchase all (and not less than all) of the Shares. The Corporation shall then purchase all (and not less than all) of the Shares of the Selling Shareholder within ninety (90) days after receipt of such notice and pursuant to the terms and conditions contained herein.

3.2) Optional Purchase by Corporation. In the event of the Disposition of Shares of a Shareholder, the Selling Shareholder shall promptly give written notice to the Corporation of its option to purchase all (and not less than all) of the Shares of the Selling Shareholder as set forth herein, In such notice, the Selling Shareholder shall offer to sell all (but not less than all) of the Shares of the Selling Shareholder to the Corporation. The Corporation shall then have the right to purchase all (but not less than all) of the Shares of the Selling Shareholder within ninety (90) days after the Corporation’s receipt of notice from the Selling Shareholder.

3.3) Purchase Price. In the event of a purchase of Shares of a Selling Shareholder as set forth in Sections 3.1 or 3.2, the purchase price for the Shares of a Selling Shareholder shall be as follows:

(a) For purposes of Section 3.1 solely, the purchase price for the Shares of the Selling Shareholder shall be equal to the product of the following:

(1)

the quotient of (i) the Fair Market Value of the Corporation determined as of the last day of the month immediately preceding the Operative Date; divided by the total number of Shares of the Corporation issued and outstanding as of such date plus the number of Shares that would be deemed “common stock equivalents” pursuant to generally accepted accounting principles; multiplied by

(2)	the number of Shares subject to redemption hereunder from the Selling Shareholder.

(b) For purposes of Section 3.2 solely, the purchase price of the Shares of the Selling Shareholder shall be equal to the product of (i) the number of Shares of the Selling Shareholder to be purchased; multiplied times (ii) the Book Value Per Share; multiplied times (iii) fifty percent (50%).

3.4) Payment of Purchase Price. The purchase price of the Shares determined in accordance herewith shall be paid as follows:

(a) In the event the Selling Shareholder owes any amount not in dispute prior to the Operative Date to the Corporation, the Shareholders agree in advance that the Corporation shall, without any other specific authorization, offset against the purchase price for the Shares the amount owed by the Selling Shareholder to the Corporation to satisfy the amount due and owing to the Corporation by the Selling Shareholder.

(b) Thereafter, the remaining purchase price, if any, shall be paid by the Corporation by delivery to the Selling Shareholder of a fully executed promissory note for the remaining unpaid purchase price. Such promissory note shall be dated as of the closing date described herein and shall provide for the following:

(1)	No interest shall accrue on the promissory note;

(2)	equal monthly installments commencing one (1) month from the date thereof for five (5) years;

(3)	prepayment without penalty;

(4)	acceleration of the entire principal amount in the event of default of any principal or interest payment; and

(5)	payment of reasonable attorneys’ fees and costs of collection in the event of default.

In the event the Corporation is prevented by law from making any payment to the Selling Shareholder, the Corporation shall not be required to make such payment but shall make such payment as soon as it is legally permissible for it to do so. If the Corporation delivers a promissory note to the Selling Shareholder in full or partial payment of the purchase price, the Corporation shall also deliver to the Selling Shareholder the Shares purchased from the Selling Shareholder reissued in the Corporation’s name endorsed in blank or accompanied by an assignment separate from certificate as collateral. The Shares purchased by the Corporation shall be held by the Selling Shareholder as collateral for so long as an installment of principal or interest of the promissory note delivered by the Corporation remains unpaid. In connection herewith, the Corporation shall complete, execute and deliver a pledge agreement to the Selling Shareholder reasonably acceptable to both the Corporation and the Selling Shareholder.

3.5) Closing. The closing of the purchase of the Shares as provided for pursuant to this Article 3 will take place at the Corporation’s principal office (or at such other time and place as is mutually agreed upon by the Corporation and the Selling Shareholder) but, in no event, more than ninety (90) days after the Operative Date. At the closing, the Corporation shall pay the purchase price. In exchange therefore, the Selling Shareholder shall sell, assign and convey the Shares, free and clear of all liens and encumbrances. The parties hereto agree that they will carry out such acts and execute and deliver such documents as may be necessary or appropriate to carry out the other terms and conditions of the purchase.

3.6) Waiver. The Shareholders hereby acknowledge that they have had full and complete access to information regarding the nature and extent of the Corporation’s business, including, but not limited to, all pertinent financial data affecting the Corporation, its current business and prospects, in order to make a decision whether to enter into the terms of this Agreement, including the obligations in connection with a future Sale or Disposition of Shares. Neither the Corporation nor the Shareholders have any duty or obligation to affirmatively disclose to the Selling Shareholder, and the Selling Shareholder shall have no right to be advised of any material information regarding the Corporation at any time prior to, upon, or in connection with the Selling Shareholder’s Sale or Disposition of Shares.

ARTICLE 4.

RIGHT OF FIRST REFUSAL

4.1) Sale of Shares. Prior to any Sale of Shares by a Shareholder to third Persons, and except as otherwise specifically authorized by this Agreement, the Selling Shareholder shall deliver in writing to the Corporation and the Remaining Shareholders the following:

(a) An offer first to the Corporation and then to the Remaining Shareholders to purchase all (and not less than all) of the Shares of the Selling Shareholder that are to be sold by the Selling Shareholder to the third Person (the “Offered Shares”) subject to the terms and conditions as set forth in this Article 4, and a statement of the address to which notice of acceptance may be sent; and

(b) A statement identifying the Person to whom there will be the Sale of Shares; the terms and conditions of the proposed Sale of Shares (including the amount of the purchase price); the terms of any pledge, lien, or other encumbrance; the date and manner of payment thereof; and copies of any documentation related thereto.

4.2) Terms of Sale. The Shares of the Selling Shareholder subject to a proposed Sale of Shares shall be offered to the Corporation and the Remaining Shareholders as follows:

(a) For a period of thirty (30) days after the Operative Date, the Corporation shall have the right to purchase all (and not less than all) of the Shares that the Selling Shareholder proposes to sell to the third Person as described in written notice to the Corporation as provided in Section 4.1. In the event the Corporation fails to exercise its right to purchase all (and not less than all) of the Shares of the Selling Shareholder, the Remaining Shareholders shall then have the right to purchase all (and not less than all) of the Shares that the Selling Shareholder proposes to sell to the third Person during an additional thirty (30) days option period. If more than one (1) of the Remaining Shareholders desires to purchase the Shares of the Selling Shareholder, the Shares of the Selling Shareholder shall be allocated among the Remaining Shareholders as mutually agreed to by them or, in the alternative, in proportion to the number of Shares then owned by the Remaining Shareholders.

(b) Any exercise of the right of first refusal under this Article 4 shall be made in writing and signed by the party exercising such right, which writing must be delivered to the Selling Shareholder within the applicable time period provided above.

(c) If the Corporation and the Remaining Shareholders do not elect to purchase all (and not less than all) of the Shares that the Selling Shareholder proposes to sell, the Selling Shareholder may transfer the Shares to the Person referred to in the written notice to the Corporation and the Remaining Shareholder within thirty (30) days after the expiration of option periods granted hereunder and subject to the same terms and conditions set forth in the written notice delivered to the Corporation and the Remaining Shareholders unless the Shares are first reoffered to the Corporation and Remaining Shareholders in accordance with this Article 4. In connection with a Sale of the Shares, the Person to whom the Selling Shareholder’s Shares are being transferred must become a party to this Agreement as set forth in Article 2 hereof.

(d) The purchase price for Shares of the Selling Shareholder subject to the terms of this Article 4 shall be the price at which the Selling Shareholder proposes to sell the Shares to the Person as described in the written notice to the Corporation as provided in Section 4.1. Notwithstanding the foregoing, if the Operative Date is on or before December 31, 2006 and the Corporation and Remaining Shareholders purchase the Selling Shareholder’s Shares, then the purchase price shall be determined pursuant to Section 3.3(b) and Corporation and/or Remaining Shareholders shall be entitled to pay the purchase price for the Shares of the Selling Shareholder (as determined by this Article 4) with the payment of such being made pursuant to the terms of Section 3.4.

4.3) Closing. The closing of the purchase of the Shares as provided in this Article 4 shall take place at the Corporation’s principal office and at such time and place agreeable to the Selling Shareholder and the Corporation but, in no event, more than ninety (90) days after the date on which the offer to purchase the Shares provided for in Section 4.2 expires. At the closing the Corporation or the Remaining Shareholder(s) (as the case may be) shall pay the purchase price and perform the other terms and conditions as set forth in the statement provided to the Corporation and the Remaining Shareholders as set forth in Section 4.1(b). In exchange therefor, the Selling Shareholder shall deliver to the Corporation or the Remaining Shareholder(s) (as the

case may be) certificates, duly endorsed for transfer, in good form, and representing all Shares sold, and each of the parties hereto shall carry out such acts or deliver such documents necessary or appropriate to carry out the other terms and conditions hereof, including pledges of the Shares, if any.

4.4) Third Person Purchaser(s). If the Corporation or the Remaining Shareholders do not elect to purchase all (and not less than all) of the Shares of the Selling Shareholder, the Selling Shareholder may transfer the Shares to the third Person referred to in the notice to the Corporation and the Remaining Shareholders within thirty (30) days after the expiration of option periods granted hereunder subject to the same terms and conditions set forth in the notice delivered to the Corporation and the Remaining Shareholders unless the Shares are first reoffered to the Corporation and the Remaining Shareholders in accordance with this Article 4. In connection with this Sale of the Shares, the third Person shall become a party to this Agreement as set forth in Section 2.2 hereof.

ARTICLE 5.

NONCOMPETE PROVISIONS

5.1) Covenant Not To Compete. Each Shareholder agrees that, while they are a Shareholder and for the period of time after they cease being a Shareholder as stated below, whether voluntarily or involuntarily, the Shareholder will not directly or indirectly:

(a) For a period of two (2) years, induce or attempt to induce (i) any person who is employed by or otherwise engaged to perform services for the Corporation to cease working for the Corporation; or (ii) induce or attempt to induce any customer, client, vendor, or supplier of the Corporation to cease doing business with the Corporation;

(b) For a period of one (1) year, engage or participate, either individually or as an employee, contractor, consultant, principal, owner, partner, agent, trustee, officer, director or shareholder of a corporation, partnership or other business entity, in any business which competes with the Corporation or engages in any line of business which the Corporation has entered or internally announced an intention to enter prior to the time the Shareholder ceases owning any Shares including, without limitation, the provision of radiology services through the Internet to medical providers. Notwithstanding the foregoing, nothing in this Article 5 shall be deemed to preclude a Shareholder from holding less than one percent (1%) of the outstanding capital stock of any corporation required to file periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or traded on the over-the-counter market. Notwithstanding the foregoing, nothing in this Section 5.1 shall be deemed to preclude a Shareholder from practicing medicine in any of the fifty (50) states of the United States in the practice of radiology if such practice of radiology is performed locally within that state and less than ten percent (10%) of the Shareholder’s workload or “practice” (whether as a partner, employee, shareholder or independent contractor of that “practice”) is via interstate teleradiology.

5.2) Reasonableness of Covenants. Each Shareholder acknowledges that the Corporation has expended substantial time and expense in the acquisition, research and development of processes, technology, techniques and product which are unique to the Corporation or not generally known to others and which could be unfairly taken or used by others in competition with the Corporation. Each Shareholder further acknowledges that competition with the Corporation is not based strictly on geographical location. Accordingly, each Shareholder agrees that the restrictions contained in this Agreement are reasonable. If the scope of the restrictions contained in this Article 5 are too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or re-written (“blue-lined”) so as to be enforceable to the maximum extent permitted by law, and each Shareholder hereby consents, to the extent the Shareholder may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce such restrictions.

5.3) Equitable Remedies. The Shareholders acknowledge that the Corporation’s remedy at law for any breach or threatened breach of this Agreement will be inadequate. Therefore, the Corporation shall be entitled to injunctive and other equitable relief restraining each Shareholder from violating those requirements, in addition to any other remedies that may be available to the Corporation under this Agreement or applicable law.

5.4) Extension of Term. The period of time during which a Shareholder is prohibited from engaging in certain activities or obligated to undertake certain actions pursuant to the terms of this Agreement shall be extended by the length of time during which such Shareholder is in breach of this Agreement.

5.5) Confidentiality. Except as required in connection with a Shareholder’s duties as an officer or Shareholder of the Corporation, each Shareholder agrees that, while they are a Shareholder and for a period of two (2) years after they cease being a Shareholder, whether voluntarily or involuntarily, the Shareholder will not directly or indirectly use or disclose to any person any Confidential Information for any purpose.

ARTICLE 6.

MISCELLANEOUS

6.1) Selling Shareholder’s Vote. Notwithstanding any vote permitted to be cast by a Selling Shareholder, the Selling Shareholder’s vote as a shareholder or director shall not be counted to authorize an act to be undertaken by the Corporation pursuant to this Agreement.

6.2) Restrictive Covenants. If Shares of a Shareholder are purchased pursuant to the provisions of this Agreement in exchange for a promissory note and are subject to the pledge of Shares, then so long as the promissory note remains unpaid, the Corporation shall abide by the following covenants, and the Shareholders agree that, as shareholder, officer, or directors of the Corporation, they will act and vote in accordance with, and so abide by, the following covenants and restrictions. More specifically (and without limiting the generality of the foregoing), the Corporation will not, except with the written consent of the Selling Shareholder:

(a) Participate in any merger, consolidation, or reorganization; or

(b) Do any act or thing which may result in the frustration or avoidance of the obligation to pay for the unpaid balance of any Shares purchased pursuant to this Agreement.

For the purposes of the foregoing restrictive covenants, the payment of a distribution by the Corporation to its Shareholders, whether or not in complete liquidation of the Corporation, shall not be a violation of this provision, and as a result, the consent of the Selling Shareholder to pay any such distribution shall not be required. Furthermore, the Corporation shall not be prevented from paying reasonable salaries to its Shareholders for services performed by them as employees of the Corporation. The provisions of this Article 6 shall survive the termination of this Agreement if the promissory note remains unpaid.

6.3) Specific Performance. The parties agree that it is impossible to measure in money the damages which will accrue by reason of a failure of a party hereto to perform any of the obligations under this Agreement. Therefore, if any person shall institute any action or proceeding to enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives and agrees not to assert the defense that the plaintiff has an adequate remedy at law. Furthermore, the parties agree that the injured party may, in addition to any other remedies, have the right to compel specific performance of the terms and provisions of this Agreement. In addition, a party found in violation hereof agrees to pay the reasonable attorneys’ fees incurred by the party enforcing this Agreement.

6.4) Termination of Agreement. Notwithstanding any other terms or provisions hereof, this Agreement shall terminate upon the occurrence of any of the following events:

(a) Upon written agreement of all the parties hereto;

(b) Upon the bankruptcy or insolvency of the Corporation occurring during the lifetime of the Shareholders;

(c) Upon Corporation making an offering to the public of its common Shares pursuant to a registration statement effective under the Securities Act of 1933, as amended; or

(d) Upon the adoption of the plan of liquidation, commencement of dissolution, or entering into a sale of all or substantially all of the assets of the Corporation; or

(e) Upon the disposition of seventy-five percent (75%) of all Shares of Shareholders.

Notwithstanding any termination of this Agreement as set forth above, the obligations of the Corporation to the Selling Shareholder evidenced by the execution of a promissory note and pledge agreement, if any, shall not terminate and shall continue as set forth therein until the outstanding promissory note is paid in full.

6.5) Endorsement on Stock Certificates. Each Shareholder realizes and represents that any Disposition or Sale of the Shares is restricted and will be further restricted by a legend on each certificate representing the Shares set forth below. Each Shareholder and the Corporation shall cause all stock certificates of Shares to be endorsed on the face thereof as follows:

“The shares represented by this certificate are subject to the terms of a Cross Purchase Agreement dated October 24, 2003, a copy of which is available at the registered office of the Corporation.”

6.6) Fractional Shares. No fractional Shares shall be sold to or by Shareholders as set forth herein. The number of Shares shall be rounded up to the next highest number of Shares if .5 or more results from a calculation set forth herein if less than .5 results from the calculation set forth herein. The fraction number of Shares shall be dropped.

6.7) Notices. All notices, requests, or demands, and other communications from any of the parties hereto to the others shall be in writing and shall be considered to have been duly given if personally given to all other parties or on the date mailed if sent by certified or registered mail, return receipt requested, postage prepaid, to the other parties at the address such party may designates by written notice to the other party.

6.8) Amendment. This Agreement may be amended in whole or in part at any time only by a written instrument setting forth such changes and signed by all the parties hereto.

6.9) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signature pages executed and delivered by facsimile shall be deemed effective as originals.

6.10) Assignment. This Agreement is personal to the Shareholders, and no assignment or transfer of any rights hereof shall be valid without the consent of all the parties hereto.

6.11) Binding Effect. This Agreement shall be binding not only upon the parties hereto, but also upon their heirs, personal representatives, successors, or assigns; and the parties hereby agree for themselves, their heirs, personal representatives, successors, or assigns, to execute any instrument and to perform any acts that may be necessary or proper to carry out the purposes of this Agreement.

6.12) Situs, Venue, and Jurisdiction. This Agreement and all acts and transactions pursuant or relating hereto, and all rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of Minnesota. In order to induce the parties to accept this Agreement, and as a material part of the consideration therefor: (i) the parties hereto agree that all actions or proceedings arising out of this Agreement shall be litigated in courts located within Hennepin County, Minnesota; (ii) the Shareholders and the Corporation consent to the exclusive jurisdiction of such court and consent to the service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) the parties waive any and all rights they may have to transfer or change the venue of any such action or proceeding.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CORPORATION:		THE SHAREHOLDERS:
VIRTUAL RADIOLOGIC CONSULTANTS, INC.		SEAN CASEY

By:	/s/ Sean O. Casey	/s/ Sean O. Casey
	Its: President and CEO	Sean Casey

EDUARD MICHEL

/s/ Eduard Michel
Eduard Michel

DAVID HUNTER

/s/ David Hunter
David Hunter

GARY WEISS

/s/ Gary Weiss
Gary Weiss

SCHEDULE A

CONSENT

This Consent is executed the          day of                 , 20    , by the undersigned as required by Section 2.2 of the Shareholder Agreement by and among the VIRTUAL RADIOLOGIC CONSULTANTS, INC., SEAN CASEY, EDUARD MICHEL, DAVID HUNTER and GARY WEISS, dated as of October 24, 2003, and as may have been amended thereafter (“Agreement”).

The undersigned hereby agrees to be subject to all the terms and the conditions of the Agreement. Hereafter, the undersigned shall be deemed to be a Shareholder as set forth therein, and with the exception of the addition of the undersigned, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the day and year first above written.